UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 4

                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   ( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

   1.   Name and Address of Reporting Person:

        Richard A. Lumpkin
        121 South 17th Street
        Mattoon, Illinois 61938
        U.S.A.

   2.   Issuer Name and Ticker or Trading Symbol:

        McLeodUSA Incorporated
        MCLD

   3.   IRS or Social Security Number of Reporting Person (Voluntary):


   4.   Statement for Month/Year:

        May 2000

   5.   If Amendment, Date of Original (Month/Year):

   6. Relationship of Reporting Person(s) to Issuer (Check all applicable):
        (x) Director ( ) 10% Owner (x) Officer (give title below) (x) Other (specify below)

        Vice Chairman
        Member of 13(d) group owning more than 10%

   7.   Individual or Joint/Group Filing (Check Applicable Line):

        ( ) Form filed by One Reporting Person
        (x) Form filed by More than One Reporting Person





               Table I -- Non-Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned

                                                                                    6. Owner-
                                                                    5. Amount of      ship
                  2. Trans-                                          Securities       Form:         7. Nature of
       1. Title     action                    4. Securities         Beneficially   Direct (D)         Indirect
          of         Date   3. Trans-        Acquired (A) or        Owned at End     or In-          Beneficial
       Security    (Month/  action Code      Disposed of (D)          of Month     direct (I)         Ownership
      (Instr. 3)  Day/Year) (Instr. 8)      (Instr. 3, 4 & 5)      (Instr. 3 & 4)  (Instr. 4)        (Instr. 4)
      ----------  --------- -----------     -----------------      --------------  ----------        -----------
                             Code   V    Amount (A)or(D)  Price
                             ----   -    ------ --------  -----
     Class A     05/11/2000   S           10,000    D    $21.1250               (1)     I     By Richard Anthony
     Common                                                                                   Lumpkin 1990 Personal
     Stock                                                                                    Income Trust for the
                                                                                              Benefit of Elizabeth L.
                                                                                              Celio dated April 20,
                                                                                              1990

                 05/12/2000   S           27,500    D    $21.7273               (1)     I     By Richard Anthony
                                                                                              Lumpkin 1990 Personal
                                                                                              Income Trust for the
                                                                                              Benefit of Elizabeth L.
                                                                                              Celio dated April 20,
                                                                                              1990

                 05/16/2000   S            5,250    D    $22.0000   2,400,084(1)(2)     I     By Richard Anthony
                                                                                              Lumpkin 1990 Personal
                                                                                              Income Trust for the
                                                                                              Benefit of Elizabeth L.
                                                                                              Celio dated April 20,
                                                                                              1990

                 05/11/2000   S           10,000    D    $21.1250               (1)     I     By Richard Anthony
                                                                                              Lumpkin 1990 Personal
                                                                                              Income Trust for the
                                                                                              Benefit of Benjamin
                                                                                              Iverson Lumpkin dated
                                                                                              April 20, 1990

                 05/12/2000   S           27,500    D    $21.7273               (1)     I     By Richard Anthony
                                                                                              Lumpkin 1990 Personal
                                                                                              Income Trust for the
                                                                                              Benefit of Benjamin
                                                                                              Iverson Lumpkin dated
                                                                                              April 20, 1990






                                                                                    6. Owner-
                                                                    5. Amount of      ship
                  2. Trans-                                          Securities       Form:         7. Nature of
       1. Title     action                    4. Securities         Beneficially   Direct (D)         Indirect
          of         Date   3. Trans-        Acquired (A) or        Owned at End     or In-          Beneficial
       Security    (Month/  action Code      Disposed of (D)          of Month     direct (I)         Ownership
      (Instr. 3)  Day/Year) (Instr. 8)      (Instr. 3, 4 & 5)      (Instr. 3 & 4)  (Instr. 4)        (Instr. 4)
      ----------  ---------------------     -----------------      --------------  ----------        -----------
                             Code   V    Amount (A)or(D)  Price
                             ----   -    ------ --------  -----
                 05/16/2000   S            5,250    D    $22.0000   2,400,084(1)(2)     I     By Richard Anthony
                                                                                              Lumpkin 1990 Personal
                                                                                              Income Trust for the
                                                                                              Benefit of Benjamin
                                                                                              Iverson Lumpkin dated
                                                                                              April 20, 1990

                                                                       1,852,890(3)     I     By Trust named for
                                                                                              Elizabeth L. Celio
                                                                                              created under the Mary
                                                                                              Green Gallo Trust
                                                                                              Agreement dated
                                                                                              December 29, 1989

                                                                       1,852,890(3)     I     By Trust named for
                                                                                              Benjamin I. Lumpkin
                                                                                              created under the Mary
                                                                                              Green Gallo Trust
                                                                                              Agreement dated
                                                                                              December 29, 1989

                                                                         327,828(4)     I     By Richard Adamson
                                                                                              Lumpkin Grandchildren's
                                                                                              Trust dated September
                                                                                              5, 1980 for the benefit
                                                                                              of Elizabeth L. Celio

                                                                         327,828(4)     I     By Richard Adamson
                                                                                              Lumpkin Grandchildren's
                                                                                              Trust dated September
                                                                                              5, 1980 for the benefit
                                                                                              of Benjamin I. Lumpkin

                                                                       1,866,762(5)     I     By Gail G. Lumpkin
                                                                                              Trust dated December
                                                                                              14, 1985

                                                                          10,932(6)     I     By Richard Anthony
                                                                                              Lumpkin Trust under the
                                                                                              Trust Agreement dated
                                                                                              February 6, 1970

                                                                          19,800(7)     D(8)






                 Table II -- Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned
       (e.g., puts, calls, warrants, options, convertible securities)

                                                                                                              10.
                                                                                                     9.     Owner-
                                                 5.                                                Number    ship
                    2.                         Number                                                of     Form of
                  Conver-                     of Deriv-                                            Deri-    Deriva-   11.
                   sion                         ative          6.                                  vative    tive    Nature
          1.        or                         Secur-         Date                          8.    Securi-   Secur-    of
        Title      Exer-                        ities        Exer-             7.         Price     ties     ity:     In-
          of       cise       3.              Acquired      cisable          Title          of    Benefi-   Direct  direct
       Deriva-     Price    Trans-    4.       (A) or         and             and        Deriva-   cially     (D)    Bene-
         tive       of      action  Trans-    Disposed       Expir-        Amount of       tive   Owned at  or In-  ficial
        Secur-    Deriva-    Date   action     of (D)        ation         Underlying     Secur-   End of   direct  Owner-
         ity       tive    (Month/   Code      (Instr.        Date         Securities      ity     Month      (I)    ship
       (Instr.    Secur-     Day/   (Instr.      3,         (Month/         (Instr.      (Instr.  (Instr.   (Instr. (Instr.
          3)        ity     Year)     8)       4 & 5)      Day/Year)         3 & 4)         5)       4)       4)      4)
       -------    ------    -----   -------    -------     ---------       ---------     -------  -------   ------- ------
                                                        Date
                                                        Exer-  Expir-          Amount or
                                                        cis-   ation           Number of
                                  Code   V    (A)   (D) able   Date    Title   Shares
                                  ----  ---   ---   --- ----   -----   -----   ---------
     Employee    $5.875(1)                               (2) 09/25/07  Class A 240,000(1)        240,000(1)    D
     Stock                                                             Common
     Option                                                            Stock
     (right to
     buy)(2)

     Employee    $5.75(3)                                (4) 12/22/07  Class A  30,000(3)         30,000(3)    D
     Stock                                                             Common
     Option                                                            Stock
     (right to
     buy)(4)

     Employee    $4.958(5)                               (6) 12/31/08  Class A 240,000(5)        240,000(5)    D
     Stock                                                             Common
     Option                                                            Stock
     (right to
     buy)(6)

     Employee   $17.521(7)                               (8) 01/07/10  Class A  75,000(7)         75,000(7)    D
     Stock                                                             Common
     Option                                                            Stock
     (right to
     buy)(8)





                                                                                                              10.
                                                                                                     9.     Owner-
                                                 5.                                                Number    ship
                    2.                         Number                                                of     Form of
                  Conver-                     of Deriv-                                            Deri-    Deriva-   11.
                   sion                         ative          6.                                  vative    tive    Nature
          1.        or                         Secur-         Date                          8.    Securi-   Secur-    of
        Title      Exer-                        ities        Exer-             7.         Price     ties     ity:     In-
          of       cise       3.              Acquired      cisable          Title          of    Benefi-   Direct  direct
       Deriva-     Price    Trans-    4.       (A) or         and             and        Deriva-   cially     (D)    Bene-
         tive       of      action  Trans-    Disposed       Expir-        Amount of       tive   Owned at  or In-  ficial
        Secur-    Deriva-    Date   action     of (D)        ation         Underlying     Secur-   End of   direct  Owner-
         ity       tive    (Month/   Code      (Instr.        Date         Securities      ity     Month      (I)    ship
       (Instr.    Secur-     Day/   (Instr.      3,         (Month/         (Instr.      (Instr.  (Instr.   (Instr. (Instr.
          3)        ity     Year)     8)       4 & 5)      Day/Year)         3 & 4)         5)       4)       4)      4)
       -------    ------    -----   -------    -------     ---------       ---------     -------  -------   ------- ------
                                                        Date
                                                        Exer-  Expir-          Amount or
                                                        cis-   ation           Number of
                                  Code   V    (A)   (D) able   Date    Title   Shares
                                  ----  ---   ---   --- ----   -----   -----   ---------
     Employee    $4.083(9)                              (10) 09/24/07  Class A  94,500(9)        94,500(9)     D
     Stock                                                             Common
     Option                                                            Stock
     (right to
     buy)(10)

     Employee                                           (12) 12/22/07  Class A 22,500(11)        22,500(11)    D
     Stock      $4.042(11)                                             Common
     Option                                                            Stock
     (right to
     buy)(12)

     Employee   $4.958(13)                              (14) 12/31/08  Class A 22,500(13)        22,500(13)    D
     Stock                                                             Common
     Option                                                            Stock
     (right to
     buy)(14)

     Employee     $20.458  4/21/00A         15,000      (15) 04/21/10  Class A 15,000            15,000        D
     Stock                                                             Common
     Option                                                            Stock
     (right to
     buy)(15)

     Explanation of Responses:

        Explanation of footnotes to Table I: For purposes of Section 13(d) of the Securities Exchange Act, Richard A. Lumpkin is a member of a group that together owns more than 10% of the Issuer's Class A Common Stock. Except as indicated in the following note, the securities shown in Table I are beneficially owned for purposes of Rule 16a-1(a)(2) by Richard A. Lumpkin.





        (1) Effective February 7, 2000, the trustees of these two 1990 Personal Income Trusts named Richard A. Lumpkin as agent with respect to the sale of these shares.

        (2)  On April 25, 2000, the common stock of McLeodUSA
             Incorporated split 3-for-1, resulting in the reporting person's acquisition of 1,628,556 additional shares of common stock.

        (3)  On April 25, 2000, the common stock of McLeodUSA
             Incorporated split 3-for-1, resulting in the reporting person's acquisition of 1,235,260 additional shares of common stock.

        (4)  On April 25, 2000, the common stock of McLeodUSA
             Incorporated split 3-for-1, resulting in the reporting person's acquisition of 218,552 additional shares of common stock.

        (5)  On April 25, 2000, the common stock of McLeodUSA
             Incorporated split 3-for-1, resulting in the reporting person's acquisition of 1,244,508 additional shares of common stock.

        (6)  On April 25, 2000, the common stock of McLeodUSA
             Incorporated split 3-for-1, resulting in the reporting person's acquisition of 7,288 additional shares of common stock.

        (7)  On April 25, 2000, the common stock of McLeodUSA
             Incorporated split 3-for-1, resulting in the reporting person's acquisition of 13,200 additional shares of common stock.

        (8) Beneficially owned for purposes of Rule 16a-1(a)(2) by Steven L. Grissom. These shares are not subject to Mr. Grissom's agreement with the other members of the 13(d) group referred to in Item 6 of the cover page of this Form 4.


        Explanation of footnotes to Table II:

        The following derivative securities shown in Table II are beneficially owned for purposes of Rule 16a-1(a)(2) by Richard A. Lumpkin.

        (1) This option was previously reported as covering 80,000 shares at an exercise price of $17.625 a share, but was adjusted to reflect a stock split on April 25, 2000.

        (2) The employee stock option dated 12/3/97 vests in four equal annual installments which began on September 25, 1998.





        (3) This option was previously reported as covering 10,000 shares at an exercise price of $17.25 a share, but was adjusted to reflect a stock split on April 25, 2000.

        (4) The employee stock option dated 12/22/97 vests in four equal annual installments which began on December 22, 1998.

        (5) This option was previously reported as covering 80,000 shares at an exercise price of $14.875 a share, but was adjusted to reflect a stock split on April 25, 2000.

        (6) The employee stock option dated 12/31/98 vests in four equal annual installments beginning on December 31, 1999.

        (7) This option was previously reported as covering 25,000 shares at an exercise price of $52.563 a share, but was adjusted to reflect a stock split on April 25, 2000.

        (8) The employee stock option dated 1/7/2000 vests in full on January 7, 2003.

        The following derivative securities shown in Table II are beneficially owned for purposes of Rule 16a-1(a)(2) by Steven L. Grissom.

        (9) This option was previously reported as covering 31,500 shares at an exercise price of $12.25 a share, but was adjusted to reflect a stock split on April 25, 2000.

        (10) The employee stock option dated 9/24/97 vests in four equal annual installments which began on September 24, 1998.

        (11) This option was previously reported as covering 7,500 shares at an exercise price of $12.125 a share, but was adjusted to reflect a stock split on April 25, 2000.

        (12) The employee stock option dated 12/22/97 vests in four equal annual installments which began on October 12, 1999.

        (13) This option was previously reported as covering 7,500 shares at an exercise price of $14.875 a share, but was adjusted to reflect a stock split on April 25, 2000.

        (14) The employee stock option dated 12/31/98 vests in four equal annual installments beginning on December 31, 1999.

        (15) The employee stock option dated 04/21/2000 vests in four equal annual installments beginning on April 21, 2001.





   SIGNATURE OF REPORTING PERSON:


   Richard A. Lumpkin
   By:  Steven L. Grissom
        Attorney in Fact

   DATE: June __, 2000

                          JOINT FILER INFORMATION:

   Name: Steven L. Grissom

   Address: 121 South 17th Street, Mattoon, Illinois 61938

   Designated Filer: Richard A. Lumpkin

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: May 2000


   Signature: Steven L. Grissom
              Individually and as trustee of the
              Personal Income Trusts